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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): August 23, 1998



                       ARABIAN SHIELD DEVELOPMENT COMPANY
             (Exact Name of Registrant as Specified in its Charter)



            Delaware                    0-6247                    75-1256622
(State or Other Jurisdiction         (Commission                (IRS Employer
     of Incorporation)               File Number)            Identification No.)




10830 North Central Expressway, Suite 175
Dallas, Texas                                                        75231
  (Address of Principal Executive Offices)                         (ZIP Code)




              Registrant's telephone number, including area code:
                                 (214) 692-7872
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Item 5.  Other Events.

         Arabian Shield Development Company (the "Company") learned that on August 23, 1998 the Arabian Shield Company for Mining Industries, Ltd. (also referred to as "Arabian"), the Saudi limited liability company which will develop and operate the Al Masane mining project in Saudi Arabia, has been officially registered with the Saudi Ministry of Commerce and issued its registration certificate. It is now officially licensed to conduct business in Saudi Arabia and is authorized to mine and process zinc and copper concentrates and silver-gold dore from the Al Masane mining lease area. Arabian, which is equally owned by the Company and Al-Mashreq Company for Mining Investments, Ltd., has paid-in equity capital of $26.0 million and will immediately commence operations. Both the Company and Arabian have applied to the Saudi Ministry of Petroleum and Mineral Resources requesting the transfer of the Company's existing Al Masane mining lease to the joint venture company, which the Company intends to effect as soon as such approval is obtained.

         The joint venture company has also sent documents to three major engineering contractors in connection with its efforts to solicit bids for the construction and development of the surface and underground facilities required for the mining and production of the Al Masane mine. Each prospective bidder has visited the mine site and agreed to submit a bid. Bids will be submitted approximately two months after a final meeting is conducted with the bidders regarding financial terms and conditions. It is anticipated that each bid will be submitted on an engineering, procurement, construction and management, or EPCM, basis. Construction and development of the mine will take approximately twenty-one months to complete.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchanges Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  ARABIAN SHIELD DEVELOPMENT COMPANY


Date: September 29, 1998          By:  /s/ JONATHAN COCKS
                                      -----------------------------------------
                                      Jonathan Cocks
                                      Vice President